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                                                                     Exhibit d.5

                            COLUMBIA THERMOSTAT FUND

                        ORGANIZATIONAL EXPENSES AGREEMENT


         LIBERTY ACORN TRUST, a Massachusetts business trust (the "Trust") and LIBERTY WANGER ASSET MANAGEMENT, L.P., a Delaware limited partnership ("WAM"), in consideration for the engagement by the Trust of WAM as the investment advisor for the series of the Trust designated Columbia Thermostat Fund (the "Fund") pursuant to a separate agreement, hereby agree as follows:

         1. ADVANCEMENT OF EXPENSES. WAM shall pay all of the organizational expenses of the Fund, including but not limited to initial franchise taxes, registration fees and fees for services rendered prior to the commencement of the initial public offering of shares of the Fund, subject to the right to be reimbursed pursuant to paragraph 2.

         2. REIMBURSEMENT AND AMORTIZATION OF EXPENSES. The Fund shall amortize the organizational expenses over a period of 60 months from the commencement of the initial public offering of shares of the Fund, and the Fund shall reimburse WAM during the period of such amortization by paying to WAM on the last business day of each month an amount equal to the organizational expenses amortized by the Fund during that month.

         3. LIMITATION ON REIMBURSEMENT. If the Fund should be liquidated during such five-year period prior to the complete amortization of all organizational expenses, neither the Fund nor the Trust shall have any duty to reimburse WAM for organizational expenses unamortized as of the time of liquidation.

         4. OBLIGATION OF THE TRUST. This agreement is executed by an officer of the Trust on behalf of the Trust and not individually. The obligations of this agreement are binding only upon the assets and property of the Fund and the Trust and not upon the trustees, officers or shareholders of the Trust individually, nor upon the assets of any other series of the Trust. The Agreement and Declaration of Trust under which the Trust was organized and operates is on file with the Secretary of the Commonwealth of Massachusetts.

Dated:  September ___, 2002


LIBERTY ACORN TRUST                       LIBERTY WANGER ASSET MANAGEMENT, L.P.,
                                          by WAM Acquisition GP, Inc.
                                          its General Partner




By:  ____________________________         By:  ________________________________
     Ralph Wanger                              Bruce H. Lauer